Exhibit 99.1

CARNIVAL’S DICKINSON ADVISES CARNIVAL CORPORATION & PLC

OF RETIREMENT PLANS

Gerry Cahill to Take Top Post at Carnival Cruise Lines;

David Bernstein to Become Senior Vice President and CFO of Carnival Corporation & plc

MIAMI (July 9, 2007) - Bob Dickinson, president and CEO of Carnival Cruise Lines, has informed Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) that he will retire at the end of the year. He will remain on the company’s board of directors.

Gerry Cahill, executive vice president and CFO of Carnival Corporation & plc, will assume Dickinson’s responsibilities as president and CEO effective immediately so that there is an ample transition period. David Bernstein, Carnival Corporation & plc’s vice president and treasurer, will become the company’s CFO, also effective immediately.

“I have been blessed to have had a long, fun-filled career helping to build Carnival and the cruise industry. I’m still having fun so giving all of that up has been a very difficult decision but I’ll be 65 next month and have been pondering this with my family for some time,” Dickinson said. “I look forward to working with Gerry who will inherit what I believe is the most talented and dedicated management team in the cruise industry,” he added.

“Bob has truly achieved legendary status in the travel industry. There is simply no other travel industry executive who is as well known and respected as he,” said Micky Arison, chairman and CEO of Carnival Corporation & plc. Arison called Dickinson, “one of the most influential people in the development of the modern-day cruise industry.” He said that Dickinson would be missed “not only by everyone here at Carnival, but by travel agents, his competitors and the media who loved his often humorous sound bites.”

Bob Dickinson joined Carnival Cruise Lines as executive vice president in 1972. He became senior vice president of sales and marketing in 1979. In 1993, he was promoted to president and in 2005 CEO was added to Dickinson’s title. During his 35-year tenure at Carnival he has been very active in travel industry affairs having served as chairman of Cruise Lines International Association (CLIA), the Travel Industry Association (TIA), and the Miami Beach Visitors and Convention Authority and as vice-chair for the United States National Tourism Organization.

Gerry Cahill, 56, joined Carnival Corporation in 1994 as vice president - finance and in 1998 was promoted to senior vice president - finance and chief financial officer. In December 2003, he was named executive vice president and CFO. From 1988 to 1994, Cahill was with Safecard Services, Inc., a NYSE-listed company, where he served first as chief financial officer and then as chief operating officer. From 1979 to 1988, Cahill held financial posts at Resorts International, Inc., and prior to that spent six years with Price Waterhouse.

David Bernstein, 49, joined the Carnival group in 1998 as chief financial officer of the company’s Cunard Line and Seabourn Cruise Line operating units. In July 2003, he moved to Carnival Corporation & plc to become vice president and treasurer. He also spent seven years at Royal Caribbean Cruises Ltd. where he held various financial posts, including assistant controller, assistant treasurer and director of corporate planning.

“Once again, our deep pool of talented people allows us to tap very experienced executives within our own organization to take over when our most senior executives make the decision to retire,” said Arison.

“I’m very excited as this is a great opportunity,” said Cahill. “I’ve always loved the ‘Fun Ship’ cruise experience and I can’t think of a more exciting job than to bring fun-filled vacations to millions of guests each year. Carnival Cruise Lines is already the most successful cruise brand in the world and I look forward to working with the talented Carnival management team to build on their accomplishments and to make the ‘Fun Ship’ cruise experience the best that it can possibly be,” he added.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 82 ships totaling 154,000 lower berths with 17 new ships scheduled to enter service between December 2007 and June 2011. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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